January 28, 2008

Liping Deng, CEO
China Agri-Business, Inc.
Finance Plaza, 9th Floor
Hi-Tech Road No. 42
Hi-Tech Industrial Development Zone
Xi’An, Shaanxi
China

c/o Jeffrey A. Rinde, Esq.
Hodgson Russ LLP

CONFIDENTIAL
Re:  Business Advisory Agreement

Dear Mr. Deng :

This letter confirms our mutual understanding and agreement (“Agreement”) relating to the business advisory fees (“Fees”) payable to Legend Merchant Group, Inc. (“Legend”), China Agri-Business, Inc. (“Company”), a Maryland corporation, for Legend’s business advisory services rendered in connection with any equity and/or debt investment, merger, acquisition, partnership, joint venture, investment, strategic alliance or any other business combination (any such transaction is referred to herein as a “Transaction”), entered into by the Company with a business entity and/or individual ( “Entity”) that was introduced to the Company by Legend.

Legend hereby agrees to provide such business advisory services to the Company on a “best efforts, basis for a term (“Term”) of 6 months in accordance with the terms and conditions of this Agreement.  Legend makes no assurances that the provision of its business advisory services hereunder will be beneficial to the Company under any circumstances.

It is further understood and agreed by the parties hereto that the Company is entering into this Agreement for the purpose of inducing Legend to provide business advisory services in connection with the Company’s business interests with investment banking firms, venture firms, hedge funds, brokerage firms, investors, financiers, buyers and/or sellers who may participate in a Transaction with the Company. During the period of the contract Legend will perform a continuous due diligence process which will include visiting Company management, and visiting the Company.  While Legend represents and warrants using its best efforts to provide business advisory services, it is specifically understood that no assurances can be made as to the benefit to the Company of such services.

NEW YORK • SAN FRANCISCO • FLORIDA
Member NASD • NFA • ARCAEx • PCX • SPIC

Now, therefore, in consideration of the mutual promises and covenants made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

1.  The Company shall pay to Legend the business advisory Fees related to its business advisory services upon the Company consummating a Transaction during the Term of this Agreement or within 18 months after the date of the termination of this Agreement with an Entity introduced by Legend to the Company during the term of this Agreement.  The Company acknowledges that during the Term of this Agreement and the eighteen months that follow, the Company shall have an affirmative obligation to promptly notify Legend when and if it is formally negotiating with an Entity, entering into a Letter of Intent with an Entity and/or consummating a Transaction with an Entity.

2.  Legend shall be deemed to have introduced the Entity to the Company if (a) the Company has no prior knowledge of the interest by the Entity in the proposed Transaction and/or (b) Legend provides an introduction to a representative of such Entity who is in a position to evaluate the Transaction and whose normal function is to recommend or commit to such Transactions on behalf of such Entity.

3.  In the event of any equity and/or debt investment, and although not the primary basis intended with this Agreement; a merger, acquisition, partnership, joint venture or other business combination by and between the Company and the Entity, in which Legend was instrumental in introducing to the Company, the Company shall pay to Legend the business advisory Fees as set forth in the formula appended hereto as Schedule I.  The Fees shall be paid in cash and shall be due and owing on the date and at the time the Transaction is first consummated.  In addition to the foregoing Fees, the Company also agrees to issue to Legend a five-year option (“Option”) sufficient to purchase the number of shares of common stock of the Company that equal eight percent (8%) of the securities issued and sold on behalf of the Company in a Transaction and/or to an Entity.  The exercise price of the Option shall be the per share price of the securities issued and sold on behalf of the Company in a Transaction and/or to an Entity.  The Option will participate in all forward and reverse stock splits and stock dividends or any readjustment to the shares outstanding.

4.  Legend agrees that it will use its best efforts to assist the Company with its business advisory services.  However, Legend is not an agent of the Company.  Rather, Legend is an independent contractor and business advisor who is doing business with the Company as exclusive, independent business advisor.  Both the Company and Legend recognize and acknowledge that Legend has no authority to execute any agreements on behalf of the Company.

NEW YORK • SAN FRANCISCO • FLORIDA
Member NASD • NFA • ARCAEx • PCX • SPIC

5.  If the Company was aware of an Entity from a source other than Legend prior to the date that Legend provides an introduction or otherwise makes the Company aware of the Entity’s interest, the Company must provide Legend with evidence of this fact within 15 business days.  If the Company does not provide such evidence within this time period, the Company will be deemed to have expressly waived any objection it has to paying Legend the business advisory Fees in accordance with this Agreement.  If, however, the Company does provide such evidence within the time specified, the Company will have no obligation to Legend to pay the business advisory Fees with respect to the introduction of that particular Entity.

6.  In consideration of such financial advisory services, the Company agrees to pay Legend Merchant Group, Inc a non-refundable and non-accountable retainer of $25,000, which shall be payable at the closing and from the gross proceeds of the initial Transaction.  In addition, as and for additional consideration and as a material inducement for Legend to enter into this agreement, the Company agrees to issue to Legend or its designee(s), upon execution and delivery of this Agreement, an option to purchase 100,000 shares of restricted common stock of the Company at an exercise price equal to the per share price of the Common Shares, as defined and determined in accordance with the Term Sheet dated December 25, 2007 and attached hereto as Exhibit A.  The common stock will have anti-dilution for stock splits and other similar transactions.  The foregoing compensation shall be in addition to any other compensation and reimbursement of expenses described herein.

7.    The company shall give Legend a right of first refusal to any financing for a period of one year from the date of this agreement.

8.  Either party hereto may terminate this Agreement at any time upon 30 days written notice, without any liability or continuing obligation, except that the termination of this Agreement shall not affect the business advisory Fees payable to Legend as provided in paragraph 1 herein.

9.  Any controversy, dispute or claim between the parties relating to this Agreement shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association.  If either party to this Agreement shall bring a complaint against the other party for relief, declaratory or otherwise, arising out of this Agreement, the prevailing party shall be entitled to recover its legal, accounting and related costs and expenses as may be determined.

10.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.  This Agreement is the sole and entire agreement between the parties hereto pertaining to its subject matter and supersedes all prior oral and written agreements, representations and understandings of the parties hereto.  No modifications of the Agreement shall be binding unless agreed to in writing by the parties hereto.  This Agreement shall be binding on and inure to the benefit of the successors and assigns of the parties hereto provided that neither this Agreement nor any of Legend's rights hereunder may be assigned by Legend without the prior written consent of the Company.

NEW YORK • SAN FRANCISCO • FLORIDA
Member NASD • NFA • ARCAEx • PCX • SPIC

Best regards,
David W. Unsworth Jr.
CEO/Chairman
LEGEND MERCHANT GROUP, INC

By:		Dated: January 28, 2008
David W. Unsworth Jr.
CEO

AGREED AND ACCEPTED:

China Agri-Business, Inc.

By:	/s/ Liping Deng

Liping Deng, CEO

NEW YORK • SAN FRANCISCO • FLORIDA
Member NASD • NFA • ARCAEx • PCX • SPIC

Schedule I

The amount of the business advisory Fees that the Company shall pay to Legend in connection with a Transaction in which the Company was introduced by Legend shall be determined as follows:

•	Eight percent of the Gross Aggregate Consideration less than $5 million; plus

•	Six percent of the Gross Aggregate Consideration over $5 million to $10 million; plus

•	Four percent of the Gross Aggregate Consideration over $10 million to $20 million; plus

•	Two percent of the Gross Aggregate Consideration over $20 million.

NEW YORK • SAN FRANCISCO • FLORIDA
Member NASD • NFA • ARCAEx • PCX • SPIC